INVESTA MANAGEMENT CO., INC.

                        FORM OF FUND ACCOUNTING AGREEMENT

         AGREEMENT made this ______ day of _________, 1999, by and between Investa Management Co., Inc., a Maryland corporation , having its principal office and place of business at 551 Fifth Avenue, New York, New York 10176 (the "Corporation"), and American Data Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 109, Hauppauge, New York 11788 ("ADS").

         WHEREAS, the Corporation is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Corporation is authorized to issue shares ("Shares") in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and is authorized to divide those series into separate classes; and

         WHEREAS, the Corporation offers Shares in the series listed in Appendix A hereto (each such series, together with all other series subsequently established by the Corporation and made subject to this Agreement in accordance with Section 13, being herein referred to as a "Fund," and collectively as the "Funds") and the Corporation offers shares of the classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Corporation in a Fund being herein referred to as a "Class," and collectively as the "Classes"); and

         WHEREAS, the Corporation desires that ADS provide fund accounting services for each Fund and Class thereof and ADS is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Corporation and ADS hereby agree as follows:

1.       APPOINTMENT AND DELIVERY OF DOCUMENTS

         (a) APPOINTMENT. The Corporation hereby appoints ADS, and ADS hereby agrees, to act as fund accountant of the Corporation for the period and on the terms set forth in this Agreement.

         (b) DOCUMENT DELIVERY. In connection therewith, the Corporation has delivered to ADS copies of:

                  (i) the Corporation's Corporation Instrument and Bylaws (collectively, as amended from time to time, "Organic Documents");

                  (ii) the Corporation's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or the Investment Company Act of 1940, as amended (the "1940 Act")(the "Registration Statement");

                  (iii) the Corporation's notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

                  (iv) the Corporation's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus"),

                  (vi) all procedures adopted by the Corporation with respect to the Funds' securities transactions, valuation of portfolio securities, and calculation of net asset value ("NAV") the Funds.

         (c) CORPORATION'S DUTY TO UPDATE. The Corporation shall promptly furnish ADS with all amendments or supplements to the foregoing and shall deliver to ADS a certified copy of the resolution of the Board of Corporationees of the Corporation (the "Board") appointing ADS and authorizing the execution and delivery of this Agreement.

2.       DUTIES OF ADS AND THE CORPORATION

         (a) SERVICES. ADS may from time to time adopt procedures, or or modify its procedures, to implement the terms of this Section. With respect to each Fund, ADS shall perform the following services:

                  (i) calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus;

                  (ii) calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Corporation and in conformance with generally accepted accounting practice ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

                  (iii) maintain each Fund's general ledger and record all income, expenses, capital share activity and security transactions of each Fund;

                  (iv) calculate the yield, effective yield, tax equivalent yield and total return for each Fund, and each Class thereof, as applicable, and such other measure of performance as may be agreed upon between the parties hereto;


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


                  (v) provide the Corporation and the Adviser with the following reports (A) a current security position report, (B) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order), and (C) a current cash position and projection report;

                  (vi) prepare and record, as of each time when the net asset value of a Fund is calculated or as otherwise directed by the Corporation, either (A) a valuation of the assets of the Fund (unless otherwise specified in or in accordance with this Agreement, based upon the use of outside services normally used and contracted for this purpose by ADS in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with the Corporation's instructions in the case of all other assets) or (B) a calculation confirming that the market value of the Fund's assets does not deviate from the amortized cost value of those assets by more than a specified percentage;

                  (vii) make such adjustments over such periods as ADS deems necessary to reflect over-accruals or under-accruals of estimated expenses or income;

                  (viii) request any necessary information from the Corporation's adviser, administrator, transfer agent and distributor in order to prepare, and prepare, the Corporation's Form N-SAR;

                  (ix) provide appropriate records to assist the Corporation's independent accountants and, upon approval of the Corporation, any regulatory body in any requested review of the Corporation's books and records maintained by ADS;

                  (x) draft for review by the Corporation's auditors semi-annual and annual financial statements and oversee the production of these financial statements and any related report to the Corporation's shareholders prepared by the Corporation or its investment advisers;

                  (xi) file the Funds' semi-annual financial statements with the SEC or ensure that the Funds' semi-annual financial statements are filed with the SEC;

                  (xii) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

                  (xiii) provide the Corporation, its administrator, or counsel with the data requested by the Corporation that is required to update the Corporation's registration statement;


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


                  (xiv) provide the Corporation or independent accountants with all information requested with respect to the preparation of the Corporation's income, excise and other tax returns;

                  (xv) prepare for review by the Corporation's auditors all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, each as agreed between the Corporation and ADS;

                  (xvi) produce quarterly compliance reports for investment advisers to the Corporation and the Board and provide information to the Corporation's administrator, investment advisers and other appropriate persons with respect to questions of Fund compliance;

                  (xvii) determine the amount of distributions to shareholders as necessary to, among other things, maintain the qualification of each Fund as a regulated investment company under the Code, and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;

                  (xviii) transmit to and receive from each Fund's transfer agent appropriate data to on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

                  (xiv) periodically reconcile all appropriate data with each Fund's custodian;

                  (xv) verify investment trade tickets when received from an investment adviser and maintain individual ledgers and historical tax lots for each security; and

                  (xvi) perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that ADS need not begin performing any such task except upon 65 days' notice and pursuant to mutually acceptable compensation agreements.

         (b) Books and Records. ADS shall prepare and maintain on behalf of the Corporation the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the "Rule"):

                  (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection
         (b)(1) of the Rule;


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


                  (ii) Journals and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv);

                  (iii) A record of each brokerage order given by or on behalf of the Corporation for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

                  (iv) A record of all options, if any, in which the Corporation has any direct or indirect interest or which the Corporation has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property as required by subsection (b)(7) of the Rule;

                  (v) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

                  (vi) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

         (c) MAINTENANCE OF AND ACCESS TO RECORDS. The books and records maintained pursuant to Section 2(b) shall be prepared and maintained in such form, for such periods and in such locations as may be required by the 1940 Act. The books and records pertaining to the Corporation that are in possession of ADS shall be the property of the Corporation. The Corporation, or its authorized representatives, shall have access to such books and records at all times during ADS's normal business hours. Upon the reasonable request of the Corporation, copies of any such books and records shall be provided promptly by ADS to the Corporation or the Corporation's authorized representatives at the Corporation's expense. In the event the Corporation designates a successor that shall assume any of ADS's obligations hereunder, ADS shall, at the expense and direction of the Corporation, transfer to such successor all relevant books, records and other data established or maintained by ADS under this Agreement.

         (d) INSPECTION OF RECORDS. In case of any requests or demands for the inspection of the records of the Corporation maintained by ADS, ADS will endeavor to notify the Corporation and to secure instructions from an authorized officer of the Corporation as to such inspection. ADS shall abide by the Corporation's instructions for granting or denying the inspection; provided, however, that ADS may grant the inspection without instructions if ADS is advised by counsel to ADS that failure to do so will result in liability to ADS.


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


4.       COMPENSATION OF ADS

         (a) FEES. For the services provided by ADS pursuant to this Agreement, the Corporation, on behalf of each Fund, agrees to pay ADS the fees set forth in Schedule A. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the Fund.

         (b) EXPENSES. In addition to the fees paid under subsection (a), the Corporation agrees to reimburse ADS for out-of-pocket expenses or advances incurred by ADS for the items set out in the Schedule A attached hereto. In addition, the Corporation will reimburse any other expenses incurred by ADS at the request or with the consent of the Corporation.

         (c) FEE CHANGES. The fees, out-of pocket expenses and advances identified in the foregoing subsections (a) and (b) above may be changed from time to time subject to mutual written agreement between the Corporation and ADS.

5.       REPRESENTATIONS AND WARRANTIES

         (a) REPRESENTATIONS OF ADS. ADS represents and warrants to the Corporation that:

                  (i) it is a corporation duly organized and existing and in good standing under the laws of the State of New York;

                  (ii) it is duly qualified to carry on its business in the State of New York;

                  (iii) it is empowered under applicable laws and by its Article of Incorporation and Bylaws to enter into this Agreement and perform its duties under this Agreement; and,

                  (iv) it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

         (b) REPRESENTATIONS OF THE CORPORATION. The Corporation represents and warrants to ADS that:

                  (i) it is a business Corporation duly organized and existing and in good standing under the laws of [Massachusetts/Delaware];

                  (ii) it is empowered under applicable laws and by its Organic Documents to enter into and perform this Agreement;

                  (iii) all proceedings required by said Organic Documents have been taken to authorize it to enter into and perform this Agreement;


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


                  (iv) it is an open-end management investment company registered under the Investment Company Act of 1940; and,

                  (v) a registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.       STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

         (a) STANDARD OF CARE. ADS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by ADS in writing. ADS shall use its best judgment and efforts in rendering the services described in this Agreement. ADS shall not be liable to the Corporation or any of the Corporation's shareholders for any action or inaction of ADS relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of ADS's duties or obligations under this Agreement or by reason of ADS's reckless disregard of its duties and obligations under this Agreement.

         (b) INDEMNIFICATION OF ADS. The Corporation agrees to indemnify and hold harmless ADS, its employees, agents, directors, officers and managers and any person who controls ADS within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, ("ADS Indemnitees") against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to ADS's actions taken or failures to act with respect to a Fund that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(c)(a "Claim"). The Corporation shall not be required to indemnify any ADS Indemnitee if, prior to confessing any Claim against the ADS Indemnitee, ADS or the ADS Indemnitee does not give the Corporation written notice of and reasonable opportunity to defend against the claim in its own name or in the name of the ADS Indemnitee.

         (c) RELIANCE. An ADS Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

                  (i) the advice of the Corporation or of counsel, who may be counsel to the Corporation or counsel to ADS;

                  (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (ADS shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction.);


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


                  (iii) any written instruction or certified copy of any resolution of the Board, and ADS may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by ADS to have been validly executed; or

                   (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by ADS to be genuine and to have been signed or presented by the Corporation or other proper party or parties;

and no ADS Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which ADS reasonably believes in good faith to be genuine.

         (d) ERRORS OF OTHERS. ADS shall not be liable for the errors of other service providers to the Corporation, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by ADS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Corporation.

         (e) NAV ERRORS. With respect to Funds which do not value their assets in accordance with Rule 2a-7 under the 1940 Act, notwithstanding anything to the contrary in this Agreement, ADS shall not be liable to the Corporation or any shareholder of the Corporation for (i) any loss to the Corporation if an NAV Difference for which ADS would otherwise be liable under this Agreement is less than or equal to 0.001 (1/10 of 1%) or (ii) any loss to a shareholder of the Corporation if the NAV Difference for which ADS would otherwise be liable under this Agreement is less than or equal to 0.005 (1/2 of 1%) or if the loss in the shareholder's account with the Corporation is less than or equal to $10. Any loss for which ADS is determined to be liable hereunder shall be reduced by the amount of gain which inures to shareholders, whether to be collected by the Corporation or not.

         (f) DEFINITION OF "NAV DIFFERENCE." For purposes of this Agreement, (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected, divided by the Recalculated NAV, (ii) NAV Differences and any ADS liability therefrom are to be calculated each time a Fund's (or class's) NAV is calculated, (iii) in calculating any NAV Difference for which ADS would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted and (iv) in calculating any NAV Difference for which ADS would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the period shall be netted.


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


          (c) INDEMNIFICATION OF THE CORPORATION. ADS shall indemnify and hold the Corporation and each Fund or Class thereof harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by ADS as a result of ADS's lack of good faith, gross negligence or willful misconduct with respect to the services performed under or in connection with this Agreement.

         (f) NOTIFICATION OF CLAIMS. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

7.        CONFIDENTIALITY

         ADS and the Corporation agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that ADS may:

         (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC; and

         (b) release such other information as approved in writing by the Corporation which approval shall not be unreasonably withheld and may not be withheld where ADS may be exposed to civil or criminal contempt proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Corporation or the Adviser.

8.       EFFECTIVENESS, DURATION, AND TERMINATION

         (a) EFFECTIVE DATE. This Agreement shall become effective on the date first above written.

         (b) TERM. This Agreement shall remain in effect for a period of three
(3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods; provided that such continuance is specifically approved at least annually by the Board and by a majority of the Directors who are not parties to this Agreement or interested persons of any such party.

         (c) TERMINATION FOR CAUSE. In the event of a material breach of this Agreement by either party, the non-breaching part shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall by 45 days to remedy the breach. If said breach is not remedied to the reasonable satisfaction of the non-breaching party, the non-breaching party may thereafter terminate this Agreement immediately. Compensation due ADS and unpaid by the Corporation upon such termination shall be immediately due and payable upon, and notwithstanding, such termination. If after such termination for so long as ADS, with the written consent of the Corporation, in fact continues to perform any one or more of the services contemplated by this Agreement, the provisions of this Agreement, including without limitation, the provisions dealing with indemnification, shall continue in full force and effect.

         (d) PAYMENT UPON TERMINATION. If at any time during the initial or any subsequent term of this Agreement, ADS is replaced as fund accountant for any reason other than for a material breach of this Agreement which ADS does not cure within a reasonable time, or a Fund is merged into or sells all (or substantially all) of its assets to another fund or family of funds for which ADS does not serve as fund accountant, then the Fund shall, immediately upon demand by ADS, make a one time cash payment equal to the net present value of the revenues ADS would have earned during the remainder of the initial or subsequent term of the Agreement, as the case may be, at the fee rate in effect at the time of such event (including any applicable minimum). For purposes of this paragraph, the present value of the revenues shall be determined by applying a 5.00% discount rate, and the asset figure used to calculate the fee due ADS hereunder shall be the highest monthly average assets of the Fund at any time during the 12 months immediately preceding the termination of ADS (or the merger or sale of assets) of the Fund.

         (e) REIMBURSEMENT OF ADS'S EXPENSES. If this Agreement is terminated with respect to a Fund or Funds, ADS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Sections 4 and 11(d) hereof, the amount of all of ADS's reasonable cash disbursements for services in connection with ADS's activities in effecting such termination, including without limitation, the delivery to the Corporation and/or its designees of the Corporation's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, ADS will provide the Corporation with reasonable access to all Corporation documents or records, if any, remaining in its possession. Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, ADS reserves the right to charge for any other reasonable costs and expenses associated with such termination.


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


         (e) SURVIVAL OF CERTAIN OBLIGATIONS. The obligations of Sections 8, 10 and 11 shall survive any termination of this Agreement

9.       ADDITIONAL FUNDS AND CLASSES.

         If the Corporation establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement; provided, however, that either ADS or the Corporation may elect not to make and such series or classes subject to this Agreement.

10.      ASSIGNMENT

         Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. ADS may, without further consent on the part of the Corporation, subcontract for the performance hereof with any entity, including affiliated persons of ADS; provided however, that ADS shall be as fully responsible to the Corporation for the acts and omissions of any subcontractor as ADS is for its own acts and omissions.

11.      MISCELLANEOUS

         (a) AMENDMENTS. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

         (b) CHOICE OF LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

         (c) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         (d) COUNTERPARTS. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.


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


         (e) SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         (f) HEADINGS. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (g) NOTICES. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

        To the Fund:                              To ADS:

          [Name]                                  Michael Miola
          [Title]                                 President
          [Name of Corporation]                   American Data Services, Inc.
          [Street]                                150 Motor Parkway, Suite 900
          [City, State, Zip]                      Hauppauge, NY  11788

         (h) BUSINESS DAYS. Nothing contained in this Agreement is intended to or shall require ADS, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Business Day. Functions or duties normally scheduled to be performed on any day which is not a Fund Business Day shall be performed on, and as of, the next Fund Business Day, unless otherwise required by law.

         (i) DISTINCTION OF FUNDS. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Corporation are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

         (j) CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         (k) NONLIABILITY OF AFFILIATES. No affiliated person (as that term is defined in the 1940 Act), employee, agent, director, officer or manager of ADS shall be liable at law or in equity for ADS's obligations under this Agreement.

         (l) REPRESENTATION OF SIGNATORIES. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof


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


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

INVESTA MANAGEMENT CO., INC.                    AMERICAN DATA SERVICES, INC.




By:  ________________________________           By:  ___________________________
        Derek J. Hoggett, President                   Michael Miola, President





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


                          INVESTA MANAGEMENT CO., INC.

                            FUND ACCOUNTING AGREEMENT

                                   SCHEDULE A
                            Fees and Account Charges

For the services rendered by ADS in its capacity as fund accountant, the Fund shall pay ADS a fee, calculated as a combination of account maintenance charges plus transaction charges as follows:


(a) Fund Accounting Service Fees (per Fund):


(d) Multi-Class Processing Charge. An additional charge of $xxxx per month will be assessed for each additional class of Shares of each Fund.

(e) Conversion Charge (existing funds only).





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


(f) SPECIAL REPORTS

         All reports and/or analyses requested by the Corporation, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Corporation or a Fund, that are not in the normal course of fund administrative activities as specified in Section 1 of this Agreement shall be subject to additional charges for ADS staff time, agreed upon in advance, based upon the following rates:

         Senior staff:..................................$150.00 per hour
         Junior staff:.................................$  75.00 per hour
         Computer time.................................$  45.00 per hour

(g) EXPENSES.


(h) PREPAYMENT OF FEES

         Upon execution of this Agreement, the Fund will prepay one (1) month's minimum fee under this Agreement, computed in accordance with the number of Funds listed in Schedule B of this Agreement.

(i) CPI INCREASES

         On each annual anniversary date of this Agreement, the fees enumerated above will be increased by the change in the Consumer Price Index for the Northeast region (CPI) for the twelve-month period ending with the month preceding such annual anniversary date.

                          INVESTA MANAGEMENT CO., INC.

                            FUND ACCOUNTING AGREEMENT

                                   SCHEDULE B
              Funds and Classes to be Serviced under this Agreement

1. InvestmentWizard Fund

2. Super Index Fund




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